                                                                      EXHIBIT 12
                                  Conoco Inc.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)

                                                                 Six Months
                                                                Ended June 30                  Year Ended December 31
                                                            --------------------    --------------------------------------------
                                                              1999        1998        1997        1996        1995        1994
                                                            --------    --------    --------    --------    --------    --------
Net income ..............................................   $    197    $    450    $  1,097    $    863    $    575    $    422
Provision for income Taxes ..............................         97         244       1,010       1,038         774         551
Equity in Earnings of Investees .........................        (33)        (22)        (40)         25         (22)        (25)
                                                            --------    --------    --------    --------    --------    --------
Pre-tax income before Adjustment for Minority Interests
   in Consolidated Subsidiaries or Income or Loss from
   Equity Investees .....................................        261         672       2,067       1,926       1,327         948
Fixed Charges (see below) ...............................        179         337         174         188         210         160
Amortization of Capitalized Interest ....................         22          40          46          53          53          49
Distributed Income in Equity Investees ..................         22         105          58          85          42          75
Capitalized Interest ....................................         (3)        (72)        (94)        (75)        (95)        (59)
                                                            --------    --------    --------    --------    --------    --------
Total Adjusted Earnings Available for Payment of Fixed
   Charges (a)(b) .......................................   $    481    $  1,082    $  2,251    $  2,177    $  1,537    $  1,173
                                                            ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges ......................        2.7         3.2        12.9        11.6         7.3         7.3
Fixed Charges:
 Interest and Debt Expense - Borrowings .................   $    150    $    199    $     36    $     74    $     74    $     63
Capitalized Interest ....................................          3          72          94          75          95          59
Rental Expense Representative of Interest Factor ........         26          66          44          39          41          38
                                                            --------    --------    --------    --------    --------    --------
Total Fixed Charges .....................................   $    179    $    337    $    174    $    188    $    210    $    160
                                                            ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges Excluding Special
Items:
Earnings From Above .....................................   $    481    $  1,082    $  2,251    $  2,177    $  1,537    $  1,173
Special Items (pre-tax) (c) .............................          0         454         (91)        (22)         71         113
                                                            --------    --------    --------    --------    --------    --------
Earnings Adjusted For Special Items .....................   $    481    $  1,536    $  2,160    $  2,155    $  1,608    $  1,286
                                                            ========    ========    ========    ========    ========    ========
Fixed Charges From Above ................................   $    179    $    337    $    174    $    188    $    210    $    160
                                                            ========    ========    ========    ========    ========    ========
Ratio of Earnings Adjusted For Special Items to
   Fixed Charges ........................................        2.7         4.6        12.4        11.5         7.7         8.0

---------------------

a) No pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

b)       No fixed charges in subsidiaries with minority interests.

c) Special items include material non-recurring items and generally consist of asset sales, property impairments, tax rate changes, employee separation costs, inventory write-downs, environmental insurance litigation recoveries, litigation charges and in 1998, stock option provision. See 1998 Form 10-K as amended for prior years.